EXHIBIT 99.1

Financial News

SANMINA-SCI ANNOUNCES RESCHEDULING OF ANNUAL MEETING OF STOCKHOLDERS

SAN JOSE, California — February 10, 2012 — Sanmina-SCI Corporation (NASDAQ GS: SANM) today announced that it has postponed its 2012 Annual Meeting of Stockholders, previously scheduled to be held on February 13, 2012, until March 12, 2012. The annual meeting has been postponed so that the Company can correct an inaccuracy contained in the proxy statement previously mailed or made available to stockholders relating to Proposal 3 (Approval of a 2,500,000 increase in shares available for issuance under the Company’s 2009 Incentive Plan). Specifically, on page 14 of the proxy statement, the Company had indicated that its net annual burn rate, which is the total number of equity awards granted during fiscal 2011, less cancelations and expirations, divided by outstanding shares at fiscal year end, was 2.08%. However, the correct annual burn rate for fiscal 2011 was 2.55%.  As an additional point of reference, the fiscal 2010 annual burn rate was 1.90%. Postponing the meeting will provide stockholders sufficient time to consider the corrected information.  The date of the postponed meeting is the earliest practicable date on which the postponed meeting can be held. As of February 9, 2012, more than 90% of the total outstanding shares had been voted and the votes cast in favor of all proposals well exceeded the number required. Notably, an aggregate of approximately 70% of the votes cast on Proposal 3 had been voted in favor of such proposal compared to approximately 30% against.

The record date for the postponed meeting will be February 17, 2012 and the Company anticipates mailing revised proxy material for the postponed meeting on or about February 23, 2012. Stockholders which have already cast votes for the postponed annual meeting and which remain stockholders on the record date for the postponed meeting will not need to vote again unless they wish to change their votes.

About Sanmina-SCI

Sanmina-SCI Corporation is a leading electronics contract manufacturer serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions and delivers superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, multimedia, enterprise computing and storage, clean-tech and automotive technology sectors. Sanmina-SCI has facilities strategically located in key regions throughout the world. More information regarding the company is available at www.sanmina-sci.com.

Sanmina-SCI Contact

Paige Bombino

Director, Investor Relations

408-964-3610

SANMF